February 7, 2017

Synergy Resources Issues Preliminary Fourth Quarter and Year-End Financial Results
DENVER, CO February 7, 2017 (Marketwired)—Synergy Resources Corporation (NYSE: SYRG) (“Synergy” or the “Company”), an oil and gas exploration and production company focused in the Denver-Julesburg Basin, today issues its preliminary fourth quarter and year-end December 31, 2016 financial results.
Highlights

•	Production sales volumes for three and twelve months ended December 31, 2016 were 13,269 BOE/day (58% oil) and 11,670 BOE/day (53% oil), respectively

•	Drilling and completion capital expenditures for three and twelve months ended December 31, 2016 were $47.7 million and $130.9 million, respectively

•	Liquidity of $178 million is composed of the undrawn revolver plus cash on hand at year-end 2016 and does not include proceeds from the recently announced divestiture

•	Proved reserves at year-end 2016 increased 41% over the December year-end 2015

	Three Months Ended		% Chg.	Twelve Months Ended		% Chg.
Average Daily Volumes	12/31/2016	12/31/2015		12/31/2016	12/31/2015
Daily Production (BOE/day)	13,269	10,815	23%	11,670	9,548	22%

Product Price Received
Crude Oil ($/Bbl)	$40.94	$34.37	19%	$34.43	$40.08	-14%
Natural Gas ($/Mcf)	$3.18	$2.44	30%	$2.44	$2.71	-10%

Differentials
NYMEX WTI	-$8.20	-$7.56	8%	-$8.77	-$8.65	1%
NYMEX Henry Hub	$0.14	$0.32	-56%	-$0.08	$0.13	nm

Unit Cost Analysis
Lease Operating Expense ($/BOE)	$4.08	$3.16	29%	$4.67	$4.61	1%

Proved Reserves - December 31, 2016 *
	Developed Producing (PDP)		Undeveloped (PUD)		Total Proved
Oil/Condensate - Mbbl	7,435		30,597		38,032
Gas - MMcf	62,570		269,351		331,921
Total - MBOE	17,863		75,489		93,352
* Reserve information prepared by independent reserve engineering firm, Ryder Scott Company, L.P.

Production for the three months ended December 31, 2016 increased 23% year-over-year and was up 23% sequentially. Production for 2016 as a whole increased 22% from 2015, averaging 11,670 BOE/day, above the high end of the Company’s full year guidance range of 11,100-11,300 BOE/day. Synergy's oil

February 7, 2017

differentials improved by 11% for the three months ended December 31, 2016 compared to the three months ended September 30, 2016 reflecting the favorable impact of uncommitted volumes.

Operations Update
Operations at the Evans drilling spacing unit (DSU) are on schedule with completion work continuing on the second tranche of six extended reach lateral wells (~12,000') while flow-back operations have begun on the first tranche of six long reach lateral wells (~10,000'). A second crew has commenced completion work on the Wiedeman DSU where the Company has drilled four standard reach lateral wells (~4,500') and four long reach lateral wells.
The Company is currently drilling 12 mid-reach lateral wells (~7,500’) on the Orr DSU and on the Orr State DSU.

Fourth Quarter 2016 Earnings Release and Call
Synergy plans to issue its three and twelve months ended December 31, 2016 earnings release on Thursday, February 23, 2017 after the close of trading on the New York Stock Exchange.
Synergy will host a conference call on Friday, February 24, 2017 at 11:00 a.m. Eastern time (9:00 a.m. Mountain time) to discuss the results. The call will be conducted by Chairman and CEO Lynn A. Peterson, CFO James Henderson, co-COOs Nick Spence and Mike Eberhard and Manager of IR John Richardson. A Q&A session will immediately follow the discussion of the results for the quarter.
To participate in this call please dial:
Domestic Dial-in Number: (877) 407-9122
International Dial-in Number: (201) 493-6747

About Synergy Resources Corporation
Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Wattenberg Field of the Denver-Julesburg Basin. The Denver-Julesburg Basin encompasses parts of Colorado, Wyoming, Kansas, and Nebraska. The Company's corporate offices are located in Denver, Colorado. More company news and information about Synergy is available at www.syrginfo.com.

Important Cautions Regarding Forward Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement. Forward-looking

February 7, 2017

statements herein include statements regarding future reserves and expected drilling and related activities. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the Company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company's ability to identify, finance and integrate any future acquisitions; the volatility of the Company's stock price; and the other factors described in the “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, all of which are incorporated by reference in this release. The results of operations set forth in this release are preliminary and are subject to change as a result of the Company's ongoing year-end financial reporting process.

Company Contact:
John Richardson (Investor Relations Manager)
Synergy Resources Corporation
Tel 720-616-4308
E-mail: jrichardson@syrginfo.com